UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 26, 2006 (September 20, 2006)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Change in Control Agreements

On September 20, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Analysts International Corporation, a Minnesota corporation (“Analysts” or the “Company”), approved an amendment to the Change in Control Agreements the Company has in place with certain of its executives. The existing Change in Control Agreements call for a payment to the executive of 2.99 times the sum of the executive’s base salary plus targeted incentive compensation. The amendment to the Change in Control Agreements would limit the payment to 2.99 times the executive’s current base salary. The Compensation Committee will be asking each executive that is a party to a Change in Control Agreement with the Company to execute the aforementioned amendment. The amendments will be effective as of January 1, 2007.

Long-Term Incentive Plan

On September 20, 2006, the Compensation Committee also established a new long-term incentive plan (the “Plan”), which will be effective as of January 1, 2007. The Plan will be administered by the Compensation Committee. Participants in the Plan will include designated executives and senior managers whose positions enable them to manage, create, develop or negotiate opportunities that contribute directly to the growth of the Company’s earnings. Awards under the Plan include stock options and restricted stock. Specific grants of awards under the Plan to Plan participants are conditioned on both the Company and/or the individual achieving certain performance goals to be set by the Compensation Committee.

Item 1.02  Termination of Material Definitive Agreement

On September 20, 2006, the Compensation Committee approved issuance of a notice of non-renewal of the Change in Control Agreements the Company has in place with certain of its executives. The Change in Control Agreements provide for the non-renewal of the Change in Control Agreements at the Company’s election upon 14 months prior written notice to the executives. The Change in Control Agreements will terminate as of December 31, 2007, at which time the Company plans to offer new change in control agreements with reduced benefits to certain of its executives and management personnel.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements: None.

(b) Pro forma financial information: None.

(c) Shell Company Transactions: None.

(d) Exhibits:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 26, 2006	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel